ADDENDUM TO MANAGEMENT AGREEMENT


         This Addendum, dated as of July 30, 1999, supplements the Management Agreement (the "Agreement") dated as of August 1, 1997, by and between American Century Capital Portfolios, Inc., ("ACCP") and American Century Investment Management, Inc. ("ACIM").

         IN  CONSIDERATION   of  the  mutual  promises  and  conditions   herein
contained, the parties agree as follows (all capitalized terms used herein and not otherwise defined having the meaning given them in the Agreement):

         1. ACIM shall manage the following series (the "New Series") of shares to be issued by ACCP, and for such management shall receive the Applicable Fee set forth below:

                                                      Average         Applicable
Name of Series           Name of Class              Net Assets         Fee Rate
--------------           -------------              ----------         --------

Large Cap Value Fund     Investor Class           first $ 1 billion     0.90%
                                                  next $4 billion       0.80%
                                                  over $5 billion       0.70%
                         Institutional Class      first $1 billion      0.70%
                                                  next $4 billion       0.60%
                                                  over $5 billion       0.50%
                         Advisor Class            first $1 billion      0.65%
                                                  next $4 billion       0.55%
                                                  over $5 billion       0.45%

         2. ACIM shall  manage the New Series in  accordance  with the terms and
conditions   specified   in  the   Agreement   for   its   existing   management
responsibilities.

         IN WITNESS WHEREOF, the parties have caused this Addendum to the Agreement to be executed by their respective duly authorized officers as of the day and year first above written.

Attest:                                     AMERICAN CENTURY
                                              CAPITAL PORTFOLIOS, INC.


/s/ David H. Reinmiller                     /s/ David C. Tucker
David H. Reinmiller                         David C. Tucker
Assistant Secretary                         Vice President


Attest:                                     AMERICAN CENTURY INVESTMENT
                                              MANAGEMENT, INC.

/s/ David H. Reinmiller                     /s/ William M. Lyons
David H. Reinmiller                         Willliam M. Lyons
Assistant Secretary                         Executive Vice President